UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2005

SOMERA COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27843	77-0521878
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 S. Northpoint Drive

Coppell, Texas 75019

(Address of principal executive offices, including zip code)

(972) 304-5660

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 16, 2005, Somera Communications, Inc. (the “Registrant”) entered into an Employment Agreement with Jay Hilbert, the Registrant’s newly hired Senior Vice President, Marketing and Sales.

The Employment Agreement entered into with Mr. Hilbert provides for the following:

•	Mr. Hilbert shall be an “at-will” employee of the Registrant, serving in the role as Senior Vice President, Marketing and Sales.

•	Mr. Hilbert’s annual base salary with the Registrant will be $250,000.

•	Mr. Hilbert will be eligible to receive an annual bonus of up to $200,000 based upon the performance of Mr. Hilbert’s sales and marketing organization, and eligible to participate in the Registrant’s operating income bonus plan up to $62,500.

•	Mr. Hilbert will be eligible to receive (subject to the approval of the Registrant’s board) a stock option to purchase 375,000 shares of the Registrant’s common stock.

•	If Mr. Hilbert’s employment with the Registrant terminates other than voluntarily or for “cause,” (and he signs a standard release of claims), then he will be entitled to receive severance pay in the amount of 6 months of his base salary.

•	If within 12 months following a “change of control” involving the Registrant, Mr. Hilbert terminates his employment as a result of a “constructive termination” or the Registrant or successor company terminates his employment for other than “cause,” death or disability, then 50% of the shares subject to any options granted to him shall vest and become exercisable at such time.

•	Mr. Hilbert’s right to receive the severance benefits listed above shall be conditioned on his adhering to non-competition and non-solicitation provisions for the 12-month period following any termination of his employment with the Registrant.

The Employment Agreement entered into with Mr. Hilbert is attached hereto as an exhibit and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated February 16, 2005, by and between Somera Communications Sales, Inc. and Jay Hilbert.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOMERA COMMUNICATIONS, INC.

By:	/s/ DAVID W. HEARD
David W. Heard President and Chief Executive Officer

Date: February 17, 2005

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, dated February 16, 2005, by and between Somera Communications Sales, Inc. and Jay Hilbert.